Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT
by and between
INTERMOUNTAIN COMMUNITY BANCORP,
an Idaho corporation
as “Seller”
and
SANDPOINT CENTER, LLC,
an Idaho limited liability company and
SANDPOINT CENTER II, LLC,
an Idaho limited liability company
collectively, as “Buyer”

TABLE OF CONTENTS

SECTION 1 — SALE OF PROPERTY		1
1.1	Real Property	1
1.2	Personal Property	1
1.3	Plans	1
1.4	Records	1
1.5	Intangible Property	1
SECTION 2 — PURCHASE PRICE; PAYMENT		1
2.1	Purchase Price	1
2.2	Payment of Purchase Price	2
SECTION 3 — BUYER’S CONTINGENCIES		2
3.1	Contingencies	2
3.2	Unilateral Right to Terminate Before the Contingency Date	3
3.3	Contingency Date; Notice to Proceed	3
3.4	Buyer’s Reports	3
SECTION 4 — CLOSING		3
4.1	Closing; Closing Date	3
4.2	Seller’s Closing Documents	3
4.3	Buyer’s Closing Documents	4
4.4	Buyer’s Conditions Precedent	5
4.5	Seller’s Conditions Precedent	5
SECTION 5 — CLOSING COSTS AND PRORATIONS		5
5.1	Title Insurance and Closing Fee	5
5.2	Real Estate Taxes and Special Assessments	5
SECTION 6 — TITLE EXAMINATION		6
6.1	Title Commitment and Survey	6
6.2	Buyer’s Objections	6
6.3	Supplemental Commitments; Objections	6
SECTION 7 — REPRESENTATIONS AND WARRANTIES		6
7.1	Seller’s Representations and Warranties	6
7.2	Seller’s Indemnity	8
7.3	Seller’s Knowledge	8
7.4	Buyer’s Representations and Warranties	8
7.5	Buyer’s Indemnity	8
7.6	Buyer’s Acknowledgement	8
7.7	Property Sold As Is	9
7.8	Hazardous Materials; Compliance With Laws	9
7.9	Waiver	10
SECTION 8 — COVENANTS OF SELLER		10
8.1	Normal Operations	10
8.2	Management	10
8.3	Insurance	10
8.4	Further Assurances	10
SECTION 9 — CASUALTY; CONDEMNATION		10

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SECTION 10 — ASSIGNMENT		11
SECTION 11 — NOTICES		11
SECTION 12 — REMEDIES		12
SECTION 13 — TAX DEFERRED EXCHANGE		12
SECTION 14 — GENERAL PROVISIONS		12
14.1	Entire Agreement	12
14.2	Construction	12
14.3	Attorneys’ Fees	13
14.4	Additional Documents	13
14.5	Binding	13
14.6	Time of the Essence	13
14.7	Applicable Law and Venue	13
14.8	Counterparts; Facsimile Signatures	13
14.9	Survival	13
14.10	Brokers	13
14.11	Extension of Time	14
14.12	Confidentiality	14
SCHEDULES AND EXHIBITS

Schedule 1.1(a)	Legal Description of Sandpoint Center
Schedule 1.1(b)	Legal Description of Parking Lot
Schedule 1.2	Personal Property
Schedule 3.1(b)	Due Diligence Materials

Exhibit A	Deed
Exhibit B	Bill of Sale
Exhibit C	General Assignment
Exhibit D	PSB Lease
Exhibit E	CTA Assignment

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REAL ESTATE PURCHASE AND SALE AGREEMENT
     THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into as of August 26, 2009 (the “Effective Date”) by and between INTERMOUNTAIN COMMUNITY BANCORP, an Idaho corporation (“Seller”) and SANDPOINT CENTER, LLC, an Idaho limited liability company, and SANDPOINT CENTER II, LLC, an Idaho limited liability company, or their assigns (collectively “Buyer”). In consideration of this Agreement, Seller and Buyer agree as follows:
SECTION 1 — SALE OF PROPERTY
     Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the following property (collectively, “Property”):
     1.1 Real Property. The following real properties located in the City of Sandpoint, Bonner County, Idaho (collectively the “Real Property”):
          (a) Sandpoint Center. The real property located at 414 Church Street, Sandpoint, Idaho, described on the attached Schedule 1.1 (a) together with (i) the commercial office building and other improvements constructed or located thereon (the “Building”), and (ii) all easements and rights benefiting or appurtenant thereto (collectively “Sandpoint Center”).
          (b) Parking Lot. That certain real property located at the Southwest corner of 5th and Pine Street in Sandpoint, Idaho, described on the attached Schedule 1.1(b) together with all easements and rights benefiting or appurtenant thereto (the “Parking Lot”).
     1.2 Personal Property. The personal property owned by Seller described on the inventory attached as Schedule 1.2 (the “Personal Property”).
     1.3 Plans. All originals and copies of the as-built blueprints, plans and specifications regarding the Real Property and the Personal Property, if any (“Plans”).
     1.4 Records. All records of Seller regarding the Real Property and the Personal Property, including all records regarding management and leasing, real estate taxes and assessments, insurance, tenants, maintenance, repairs, capital improvements and services, but excluding tax returns and such other records as are normally viewed as confidential (“Records”).
     1.5 Intangible Property. All intangible property, trade names, trademarks, and service marks relating to the Real Property, specifically including the name “Sandpoint Center” (“Intangible Property”) excluding, however, any trade names relating to any business of the Seller or its subsidiaries, including without limitation, “Intermountain Community Bancorp” and “Panhandle State Bank”.
SECTION 2 — PURCHASE PRICE; PAYMENT
     2.1 Purchase Price. The total purchase price (“Purchase Price”) to be paid for the Property shall be Twenty-Four Million Eight Hundred Thousand Dollars ($24,800,000).

     2.2 Payment of Purchase Price. The Purchase Price shall be payable as follows:
          (a) Earnest Money. On the Effective Date, Buyer shall deposit Two Hundred Fifty Thousand Dollars ($250,000) as earnest money (“Earnest Money”) which Earnest Money shall be held by Sandpoint Title Insurance, Inc. (the “Title Company”) who shall apply or dispose of the Earnest Money as provided in this Agreement. Upon receipt, Title Company shall deposit the Earnest Money in an interest-bearing account. Any interest earned on the Earnest Money will be part of and distributed with the Earnest Money under this Agreement.
          (b) Balance Due At Closing. The balance of the Purchase Price as adjusted by the prorations and credits specified herein shall be paid by Buyer in cash or by wire transfer of funds on the Closing Date.
SECTION 3 — BUYER’S CONTINGENCIES
     3.1 Contingencies. The obligations of Buyer under this Agreement are contingent upon each of the following:
          (a) Title. Title shall have been found acceptable, or been made acceptable, in accordance with the requirements and terms of Section 6 below.
          (b) Access and Inspection. Seller shall have allowed Buyer, and Buyer’s agents, access to the Property without charge and at all reasonable times for the purpose of Buyer’s investigation and testing the same (including environmental testing); provided, however, that Buyer shall not perform any invasive testing including environmental inspections beyond Phase I assessment or contact the tenants or property management personnel without obtaining the Seller’s prior written consent, which shall not be unreasonably withheld or delayed. Seller shall make available to Buyer and Buyer’s agents without charge all plans and specifications, surveys, contracts, leases, maintenance agreements, reports, notices, records, warranties, operating statements, financial statements, inventories, licenses, permits and correspondence in Seller’s possession relating to the Property (including, without limitation, any information with respect to Hazardous Materials); and the right to interview all tenants and any employees of Seller who may have knowledge of such matters. Buyer acknowledges its receipt of the materials set forth on the attached Schedule 3.1(b) (the “Due Diligence Materials”). Buyer shall pay all costs and expenses of such investigation and testing, shall restore the Property, and shall hold Seller and the Property harmless from all costs and liabilities relating to Buyer’s activities (excluding liability resulting from the mere discovery of existing conditions). On or before the Contingency Date (defined below), Buyer shall have been satisfied (in its sole and absolute discretion) with the results of all tests and investigations performed by it or on its behalf.
          (c) Loan for Property. Buyer shall have obtained the binding commitment from PSB to fund a new first loan in the amount of not more than Twenty One Million Eighty Thousand Dollars ($21,080,000.00), due in not less than twenty (20) years, to bear interest at a rate not to exceed five percent (5%) for years one to ten of the loan term, six percent (6%) for the eleventh through fifteenth year of the loan term, and seven percent (7%) for the sixteenth through twentieth year of the loan term, with interest-only payments for the first five years of the loan term and the remaining payments over the term of the loan amortized over not less than twenty-

five (25) years, and secured by a new first mortgage or deed of trust on the Property (the “Loan”), and Buyer shall have approved the documents to evidence the Loan, which approval shall be granted in Buyer’s sole and absolute discretion.
     3.2 Unilateral Right to Terminate Before the Contingency Date. Notwithstanding anything contained within this Agreement to the contrary, Seller acknowledges and understands that up through and until 5:00 p.m. Pacific Time on the Contingency Date, Buyer may within its sole discretion and for any or no reason notify Seller in writing that Buyer elects to terminate this Agreement. Seller acknowledges that Buyer has the right to so terminate this Agreement, regardless of whether Seller would be willing or able to cure any such matter to which Buyer objects. Upon such unilateral notice from Buyer, this Agreement shall terminate, Title Company shall remit the Earnest Money immediately to Buyer, together with any other funds, documents, or instruments that Buyer has deposited with Title Company and neither party will have any further obligation to the other, except those obligations that expressly survive the termination of this Agreement.
     3.3 Contingency Date; Notice to Proceed. Following Buyer’s investigations per Section 3.1 above, if Buyer, in its sole discretion, decides to proceed with the purchase of the Property, then Buyer shall deliver written notice of its election (the “Notice to Proceed”) to Seller on or before 5:00 p.m. Pacific Time on the Effective Date (the “Contingency Date”) at which time the Earnest Money will become non-refundable except as otherwise provided herein. If Buyer in its sole discretion decides that it will not proceed with the purchase of the Property, Buyer may on or before the Contingency Date give notice to Seller that it is terminating this Agreement. If Buyer fails to notify Seller of its decision on or before the Contingency Date, Buyer will be deemed to have notified Seller on the Contingency Date that Buyer is terminating this Agreement.
     3.4 Buyer’s Reports. If either party terminates this Agreement for any reason, Buyer shall promptly deliver to Seller, at Buyer’s sole cost and expense, copies of all reports, studies, surveys, drawings, and other documents relating to the Property as are in Buyer’s possession or control.
SECTION 4 — CLOSING
     4.1 Closing: Closing Date. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on August 28, 2009, or such earlier date as is mutually agreed to in writing by Buyer and Seller (the “Closing Date”). The Closing shall take place at the office of the Title Company at 120 South Second Sandpoint, Idaho. Seller agrees to deliver possession of the Property to Buyer on the Closing Date.
     4.2 Seller’s Closing Documents. On the Closing Date, Seller shall execute and deliver to Buyer the following (collectively, “Seller’s Closing Documents”), all in form and content reasonably satisfactory to Buyer:
          (a) Deed. A Warranty Deed in the form attached as Exhibit A to this Agreement conveying the Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances.

          (b) Bill of Sale. A Bill of Sale in the form attached as Exhibit B to this Agreement conveying the Personal Property to Buyer without warranty (but free and clear of any liens).
          (c) Assignment of Contracts and Intangibles. Two (2) counterpart Assignment of Contracts and Intangibles in the form attached as Exhibit C to this Agreement conveying Seller’s interest in such documents to Buyer (the “General Assignment”).
          (d) PSB Lease. Two (2) counterpart leases by and between Buyer, as landlord, and Panhandle State Bank, an Idaho state bank (“PSB”), as tenant, in the form attached as Exhibit D to this Agreement (the “PSB Lease”).
          (e) CTA Assignment. Three (3) counterpart lease assignment and subordination agreements in the form attached as Exhibit E to this Agreement (the “CTA Assignment”) executed by between Seller, PSB, and CTA, Inc., a Montana corporation.
          (f) FIRPTA Affidavit. A non-foreign affidavit, properly executed, containing such information as is required by Internal Revenue Code Section 1445(b)(2) and its regulations.
          (g) IRS Forms. A Designation Agreement designating the “reporting person” for purposes of completing Internal Revenue Form 1099 and, if applicable, Internal Revenue Form 8594.
          (h) Other Documents. All other documents reasonably determined by Buyer or the Title Company to be necessary to effectuate the transfer the Property to Buyer.
     4.3 Buyer’s Closing Documents. On the Closing Date, Buyer will execute and deliver to Seller the following (collectively, “Buyer’s Closing Documents”):
          (a) Purchase Price. Funds representing the Purchase Price, in cash or by wire transfer.
          (b) General Assignment. Two (2) counterpart General Assignments executed by Buyer.
          (c) PSB Lease. Two (2) counterparts of the PSB Lease executed by Buyer, as landlord, and PSB, as tenant.
          (d) CTA Assignment. Three (3) counterpart CTA Assignments executed by Buyer.
          (e) IRS Form. A Designation Agreement designating the “reporting person” for purposes of completing Internal Revenue Form 1099 and, if applicable, Internal Revenue Form 8594.
          (f) Other Documents. All other documents reasonably determined by Seller or the Title Company to be necessary to effectuate the transfer the Property to Buyer.

     4.4 Buyer’s Conditions Precedent. The obligation of Buyer to consummate the conveyance of the Property hereunder is subject to the satisfaction of each of the following conditions precedent:
          (a) The representations and warranties of Seller contained in Section 7.1 above shall be true on and as of the Closing Date as if the same were made on and as of that date.
          (b) Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.
          (c) Buyer’s timely approval or deemed approval of all contingencies referred to in Section 3.1.
          (d) Buyer’s receipt of written confirmation from the Title Company that the Title Policy shall issue concurrently with, and as of, the Closing Date with no exceptions other than the PSB Lease and the Permitted Exceptions.
     4.5 Seller’s Conditions Precedent. The obligation of Seller to consummate the conveyance of the Property hereunder is subject to the satisfaction of each of the following conditions precedent:
          (a) The representations and warranties of Buyer contained in Section 7.4 shall be true on and as of the Close of Escrow as if the same were made on and as of that date.
          (b) Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Close of Escrow.
          (c) There shall not have been filed by or against Buyer at any time prior to the Close of Escrow any voluntary bankruptcy, reorganization or arrangement petition.
SECTION 5 — CLOSING COSTS AND PRORATIONS
     Seller and Buyer agree to the prorations and allocation of costs as set forth in this Section 5. Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Buyer as of 12:01 A.M., Pacific Time, on the Closing Date, based upon a 365 day year, and the net amount thereof shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Buyer’s favor) the Purchase Price payable at Closing:
     5.1 Title Insurance and Closing Fee. Seller will pay all costs of the Title Commitment, and the portion of the premium for Buyer’s title insurance policy attributable to ALTA standard coverage, together with any endorsements which Seller consents to provide in order to remedy any of Buyer’s title objections. Buyer will pay all additional premiums required for extended coverage, endorsements, or the issuance of any mortgagee’s title policy. Seller and Buyer will each pay one-half (1/2) of any closing fee or charge imposed the Title Company.
     5.2 Real Estate Taxes and Special Assessments. [Intentionally omitted].

SECTION 6 — TITLE EXAMINATION
     Buyer’s title examination will be conducted as follows:
     6.1 Title Commitment and Survey. Buyer acknowledges its receipt of: (a) a commitment (“Title Commitment”) for an ALTA Form 2006 Owner’s Policy of Title Insurance insuring title to the Property in the amount of the Purchase Price, issued by the Title Company, and (b) a current, ALTA/ACSM survey of the Property prepared by J-U-B Engineers, Inc. (the “Survey”), and certified to Buyer.
     6.2 Buyer’s Objections. If Buyer has any objections to the form and/or contents of the Title Commitment or the Survey (“Objections”), Buyer will give written notice of such Objections to Seller on or before the Contingency Date. Buyer’s failure to provide written notice of the Objections within such time period will constitute waiver of the Objections. The PSB Lease and any matter shown on the Title Commitment and not objected to by Buyer shall be a “Permitted Encumbrance” hereunder. Seller will have five (5) days after receipt of the Objections to cure the Objections, during which period the Closing will be postponed, if necessary. Seller shall use its best efforts to correct any Objections. If the Objections are not cured within such 5-day period, Buyer will have the option to either: (a) terminate this Agreement; or (b) waive the Objections and proceed to close. Buyer hereby objects to, and Seller hereby agrees to remove, all deeds of trust, mechanics’ liens, judgments and other monetary liens against the Property (except non-delinquent real property taxes).
     6.3. Supplemental Commitments; Objections. Seller shall cause the Title Company to provide to Seller and Buyer supplemental reports to the Title Commitment (together with copies of any underling exceptions identified therein) covering any additions or deletions from the date of the Title Commitment through the Closing Date. Buyer shall have five (5) business days following the receipt of a supplemental report to notify Seller in writing of its disapproval of any exception contained in that supplemental report; if Buyer’s disapproval of any supplemental report exception is not so communicated to Seller, the exception shall be considered a Permitted Encumbrance.
SECTION 7 — REPRESENTATIONS AND WARRANTIES
     7.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:
          (a) Seller is a corporation duly organized and validly existing under the laws of the State of Idaho. Execution of this Agreement by Seller and its delivery to Buyer have been duly authorized by its respective members, and no further action is necessary on the part of Seller to make this Agreement fully and completely binding upon Seller in accordance with its terms. The execution, delivery, and performance of this Agreement will not conflict with or constitute a breach or default under the organizational documents of Seller or, to Seller’s knowledge, (i) any material instrument, contract, or other agreement to which Seller is a party which affects the Property; or (ii) any statute or any regulation, order, judgment, or decree of any court or governmental authority.

          (b) Seller is not a “foreign person”, “foreign partnership”, “foreign trust” or “foreign estate”, as those terms are defined in Section 1445 of the Internal Revenue Code.
          (c) There is no action, litigation, investigation, condemnation or proceeding of any kind pending or to the best knowledge of Seller threatened against Seller or any portion of the Property which would prevent Seller from performing its obligations under this Agreement. Seller has not commenced any claim, suit, action or other proceeding of any kind against a third party with respect to the Property.
          (d) Seller is the sole fee owner of the Property and has good and marketable title thereto.
          (e) Seller has obtained, or will obtain before Closing, all licenses, permits, and approvals of any governmental authorities necessary for the operation of an office building on the Property. No violations are or have been recorded in respect of any such licenses or permits and, to Seller’s knowledge, no proceedings are pending or threatened in writing, concerning the revocation or limitation of any such license or permit. There is no governmental or public action, pending or threatened in writing that would limit or affect operation of the Property.
          (f) Seller has not received written notice of any violation of any statute, law, ordinance, or regulation of any governmental authority that would require remedial action by Seller or would require repairs or alterations to the Property.
          (g) There is no pending or, to Seller’s knowledge, threatened condemnation affecting the Property. There is no pending or, to Seller’s knowledge, threatened proceeding that would adversely affect access to the Property.
          (h) Seller has not caused or with knowledge allowed the use, generation, manufacture, production, treatment, storage, release, discharge, or disposal of any Hazardous Materials (as defined below) on, under, or about the Property and has not caused or allowed the transportation of any Hazardous Materials to or from the Property. Seller has not received any notice of violation, administrative complaint, judicial complaint, or other notice (i) alleging that conditions on the Property are or have been in violation of any Environmental Law (as defined below), (ii) informing Seller that the Property is subject to investigation or inquiry regarding the presence of Hazardous Materials on or about the Property or (iii) alleging the potential violation of any Environmental Law.
          (i) To the best of Seller’s knowledge, all documentation provided to Buyer under this Agreement is true, correct, and complete in all material respects.
          (j) Seller is not a party to any written sales contract, option agreement, right of first refusal agreement, or other contract or agreement providing for the sale or other conveyance of the Property, or any portion thereof, except for this Agreement.
          (k) Seller is not in default under any agreement, lease or contract concerning the Property to which Seller is a party, and, to Seller’s knowledge, there exists no event, condition, or occurrence which, after notice or lapse of time, or both, would constitute such a default by Seller of any of the foregoing. Seller has furnished or made available to Buyer true and correct copies of all documents described in exhibits to this Agreement.
          (l) No real estate, mortgage broker or any other commissions are owed in connection with the sale of the Property to Buyer, or in connection with any other transaction affecting the Property.
     7.2 Seller’s Indemnity. Seller will indemnify Buyer, its successors and assigns, against, and will hold Buyer, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees, that Buyer incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after Closing.
     7.3 Seller’s Knowledge. Wherever herein a representation is made “to the best knowledge of Seller”, such representation is limited to the actual active knowledge of Seller’s Chief Financial Officer, Douglas M. Wright, without duty of investigation or inquiry. Seller hereby represents that such individual is the person affiliated with the Seller who is most involved with the operation, management, and leasing of the Property, and is most likely to have knowledge about the Property.
     7.4 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:
          (a) Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Idaho. Execution of this Agreement by Buyer and its delivery to Seller have been duly authorized by its respective members, and no further action is necessary on the part of Buyer to make this Agreement fully and completely binding upon Buyer in accordance with its terms. The execution, delivery, and performance of this Agreement will not conflict with or constitute a breach or default under the organizational documents of Buyer or, to Buyer’s knowledge, (i) any material instrument, contract, or other agreement to which Buyer is a party which affects the Property; or (ii) any statute or any regulation, order, judgment, or decree of any court or governmental authority.
          (b) There is no action, litigation, investigation, condemnation or proceeding of any kind pending or to the best knowledge of Buyer threatened against Buyer which would prevent Buyer from paying and performing its obligations under this Agreement.
     7.5 Buyer’s Indemnity. Buyer will indemnify Seller, its successors and assigns, against, and will hold Seller, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees, that Seller incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after Closing.
     7.6 Buyer’s Acknowledgement. Buyer acknowledges that Buyer has or will have had before the expiration of the inspection period set forth in Section 3 adequate opportunity to become fully acquainted with the nature and condition, in all respects, of the Property, including but not limited to zoning, access, visibility, signage, and the condition of Seller’s title thereto, the existence or availability of all permits and approvals from governmental authorities, the soil and geology thereof and the manner of construction and the condition and state of repair or lack of repair of any improvements to the Property.
     7.7 Property Sold As Is. As a material inducement to the execution and delivery of this Agreement by Seller and the performance by Seller of its duties and obligations hereunder, Buyer hereby acknowledges, represents, warrants, and agrees to and with Seller that:
          (a) Buyer is expressly purchasing the Property in its existing condition, “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to any and all facts, circumstances, conditions and defects relating to the Property;
          (b) Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate Buyer for same;
          (c) Seller has specifically bargained for the assumption by Buyer of all responsibility to inspect and investigate the Property and of all risk of adverse conditions and has structured the purchase price in consideration thereof;
          (d) Buyer has, or will have before satisfaction of the contingencies set forth in Section 3.1, undertaken all such physical and/or legal inspections and examinations of the Property as Buyer deems necessary or appropriate under the circumstances as to the condition of the Property and the suitability of the Property for Buyer’s intended use, and based upon same, Buyer is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own agents; and
          (e) except as expressly set forth elsewhere in this Agreement, Seller is not making and has not made any representations or warranties with respect to the physical condition or any other aspect of all or any part of the Property as an inducement to Buyer to enter into this Agreement and thereafter to purchase the Property, or for any other purpose.
     7.8 Hazardous Materials; Compliance With Laws. Without limiting the generality of the foregoing but expressly subject to Seller’s representations set forth in Section 7.1 above and Seller’s obligation to indemnify Buyer pursuant to Section 7.2 above, Buyer specifically agrees that Seller shall have no liability to Buyer and Buyer hereby waives any right to recourse against Seller, whether arising at law or in equity, under contract, tort law, or statute (specifically including any laws regulating Hazardous Materials (defined below)) with respect to:
          (a) the presence or absence of defects or other adverse circumstances related in any way to the Property or improvements thereon;
          (b) the condition of the soil;
          (c) the existence or non-existence Hazardous Materials;
          (d) any past use of the Property;
          (e) any legal or other restriction of the Property;

          (f) the economic feasibility of the Property; or
          (g) the Property’s compliance or non-compliance with all laws, rules, or regulations affecting the Property, including, without limitation, all Environmental Laws (defined below) and the requirements of the Americans with Disabilities Act, and the Fair Housing Amendments Act, or any similar state or local statutes, ordinances, or regulations.
As used in this Agreement, the term “Hazardous Material” shall mean any substance or material now or hereafter defined or regulated as a Hazardous Material, hazardous waste, toxic substance, pollutant, or contaminant under any Environmental Law, including, without limitation, petroleum, petroleum by-products, and asbestos. As used in this Agreement, the term “Environmental Law” shall mean any federal, state, or local law, regulation or ordinance governing any substances that could cause actual or suspected harm to human health or the environment.
     7.9 Waiver. Consummation of the transactions contemplated under this Agreement by Buyer with actual knowledge of any breach by Seller of the representations and warranties set forth herein shall constitute a waiver and release by Buyer of any claims due to such breach.
SECTION 8 — COVENANTS OF SELLER
     8.1 Normal Operations. Until the Closing Date, Seller shall continue to operate the Property in substantially the same manner as in the past and will make all required repairs and perform all necessary maintenance to the Property.
     8.2 Management. Seller, or Seller’s agent or management company, shall continue to manage the Property until Closing.
     8.3 Insurance. Until Closing, Seller shall maintain substantially the same liability. casualty, and all other insurance on the Property as is in effect as of the Effective Date.
     8.4 Further Assurances. For a reasonable time subsequent to Closing, Seller shall execute and deliver such further instruments of transfer and shall take such other actions as Buyer, its counsel or lender may reasonably request in order to effectively transfer the Property to Buyer and complete all of the transactions contemplated by this Agreement.
SECTION 9 — CASUALTY; CONDEMNATION
     If all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer, and Buyer shall have the right to terminate this Agreement by giving notice within ten (10) days after Seller’s notice. If Buyer shall fail to give the notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all rights to insurance proceeds resulting from such event and credit Buyer for any insurance deductible. If eminent domain proceedings are threatened or commenced against all or any part of the Real Property, Seller shall immediately give notice to Buyer, and Buyer shall have the right to terminate this Agreement by giving notice within ten (10) days after Seller’s notice. If Buyer shall fail to give the notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all rights to appear in and receive any award from such proceedings.

SECTION 10 — ASSIGNMENT
     Except as set forth in Section 14 below, Buyer may not assign its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, however, Buyer may assign this Agreement without Seller’s consent (but with prior written notice) to any affiliated entity. Notwithstanding anything herein to the contrary, any such assignment will not relieve such assigning party of its obligations under this Agreement until the Closing.
SECTION 11 — NOTICES
     Any notice required or permitted hereunder shall be given by personal delivery upon an authorized representative of a party hereto; or if mailed by United States registered or certified mail, return receipt requested, postage prepaid; or if transmitted by facsimile copy (as verified with electronic confirmation); or if deposited cost paid with a nationally recognized, reputable overnight courier, properly addressed as follows:

If to Seller:	Intermountain Community Bancorp
801 W Riverside, Suite 400
Spokane, WA 99201
Attn: Douglas M. Wright
Fax #: (509)363-0640

w/ copy to:	Alston, Courtnage & Bassetti LLP

and to:	Kane Corporation

If to Buyer:	Sandpoint Center, LLC
Sandpoint Center II, LLC

w/ copy to:	Lukins & Annis, P.S.

Notices shall be deemed effective on the earlier of the date of receipt or the date of deposit, as aforesaid; provided, however, that if notice is given by deposit, the time for response to any notice by the other party shall commence to run one business day after any such deposit. Any party may change its address for the service of notice by giving notice of such change three (3) days prior to the effective date of such change.
SECTION 12 — REMEDIES
     If Seller fails without legal excuse to complete the sale of the Property, Buyer may, as its sole and exclusive remedy, terminate this Agreement, receive a refund of the Earnest Money, together with the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) as liquidated damages from Seller. In no event shall Buyer have any claim for specific performance hereunder. Buyer’s remedies are cumulative and the exercise of one remedy by Buyer will not preclude the exercise of any other remedies.
     If Buyer fails without legal excuse to complete the purchase of the Property, Seller may, as its sole and exclusive remedy, terminate this Agreement by written notice delivered to Buyer in which case the Earnest Money shall be forfeited to Seller as liquidated damages. In no event shall Seller have any claim for specific performance hereunder. In any suit, action or appeal therefrom, to enforce this Agreement or any term or provisions hereof, or to interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred therein, including reasonable attorneys’ fees.
Seller’s Initials:                               Buyer’s Initials:                     ;
SECTION 13 — TAX DEFERRED EXCHANGE
     Buyer may, at its option, elect to purchase the Property as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code and may (notwithstanding the provisions of Section 10 above), assign this Agreement to one or more third party exchange intermediaries for the purpose of effecting the exchange. Seller agrees to cooperate with Buyer in effecting such exchange provided that Seller shall not be required to incur any cost or liability as a result of such cooperation. The failure of the exchange to qualify as an exchange under Section 1031 shall not constitute grounds for rescission by either party and shall not be deemed to be a failure of consideration.
SECTION 14 — GENERAL PROVISIONS
     14.1 Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matter hereof. There are no other representations, agreements, arrangements or understandings, oral or written, between the parties hereto, relating to the subject matter of this Agreement. No amendment of or supplement to this Agreement shall be valid or effective unless made in writing and executed by the parties hereto.
     14.2 Construction. The headings and subheadings throughout this Agreement are for convenience and reference only and the words contained in them shall not be held to expand,

modify, amplify or aid in the interpretation, construction or meaning of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identification of the person or persons, firm or firms, corporation or corporations may require. All parties hereto have been represented by legal counsel in this transaction and accordingly hereby waive the general rule of construction that an agreement shall be construed against its drafter.
     14.3 Attorneys’ Fees. In the event of litigation between the parties hereto, declaratory or otherwise, in connection with or arising out of this Agreement, the prevailing party shall recover from the non-prevailing party all actual costs, actual damages and actual expenses, including attorneys’ fees and charges, paralegal and clerical fees and charges and other professional or consultants’ fees and charges expended or incurred in connection therewith, as set by the court, including for appeals, which shall be determined and fixed by the court as part of the judgment.
     14.4 Additional Documents. Each party agrees to take such actions and to execute, acknowledge and deliver any and all documents and instruments as may be reasonably requested by the other party to carry out the purposes of this Agreement more effectively.
     14.5 Binding. Subject to any limiting provisions otherwise set forth in this Agreement, this Agreement shall insure to the benefit of and be binding upon the successors and assigns of the parties hereto.
     14.6 Time of the Essence. Time is of the essence in each and every covenant and condition of this Agreement.
     14.7 Applicable Law and Venue. This Agreement shall be construed and interpreted under the laws of the State of Idaho. Any cause of action arising from or relating to this Agreement shall be brought in the Bonner County, Idaho, and the parties hereby waive any argument that such forum is not convenient.
     14.8 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and all counterparts shall be deemed to constitute a single agreement. The execution of one counterpart by any party shall have the same force and effect as if that party had signed all other counterparts. The signatures to this Agreement may be executed on separate pages and when attached to this Agreement shall constitute one complete document. This Agreement may be signed by facsimile, and each facsimile copy so signed shall be deemed an original hereof.
     14.9 Survival. All provisions of this Agreement having to do with indemnification, liens, remedies, notices, attorneys’ fees, and brokerage commissions shall survive any termination of this Agreement.
     14.10 Brokers . Each party represents and warrants to the other that it has not dealt with any other brokers, finders or the like in connection with this transaction, and agrees to indemnify and hold the non-indemnifying party harmless from all claims, damages, costs or expenses of or for any other such fees or commissions resulting from the indemnifying party’s actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the non-indemnifying party, including reasonable attorneys’ fees. The provisions of this Section 14.10 shall survive the Closing.
     14.11 Extension of Time. If the date for any performance under this Agreement falls on a weekend or holiday, the time shall be extended to the next business day.
     14.12 Confidentiality. Buyer and Seller shall each maintain as confidential any and all material obtained about the other and, in the case of Buyer, about the Property, and shall not disclose such information to any third party, except as necessary for the performance of the parties’ obligations hereunder and the completion of the transactions described herein. This provision shall survive the Closing or any termination of this Agreement.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the Effective Date.
SELLER:
INTERMOUNTAIN COMMUNITY BANCORP,
an Idaho corporation

Curt Hecker, Chief Executive Officer

BUYER:

SANDPOINT CENTER, LLC, an Idaho limited liability company
By:
Name:
Title:

SANDPOINT CENTER II, LLC, an Idaho limited liability company
By:
Name:
Title: